Exhibit 99.1

PRESS RELEASE

For Immediate Release

Corgenix AspirinWorks® Test Kit Cleared by FDA

NEW ASPIRINWORKS URINE TEST TARGETS U.S. AND GLOBAL

HEART DISEASE PREVENTION MARKET

DENVER, Colo. — June 4, 2007 — Corgenix Medical Corporation (OTC BB: CONX), a worldwide developer and marketer of diagnostic test kits, has received 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market its AspirinWorks® Test Kit, the Company’s newest diagnostic product.

More than one million Americans experience new or recurrent heart attacks each year. At risk individuals are eligible for aspirin therapy and should be tested for the presence or absence of the therapy’s effect. The AspirinWorks® Test Kit is an enzyme-linked immunoassay (ELISA) to determine levels of 11-Dehydro Thromboxane B2 (11dhTxB2) in human urine, which aids in the qualitative detection of aspirin effect in apparently healthy individuals post ingestion.

“The 510(k) clearance of AspirinWorks® is an enormous milestone for our Company and important to the health of millions in the U.S. in addition to the rest of the world,” said Douglass Simpson, Corgenix President and Chief Executive Officer. “We have significant expectations for this product due to the strong interest it has already attracted from the investment and health care communities. We believe that this product, in the intermediate-to long term, has the potential to generate worldwide revenues equal to or in excess of all of our other products combined.”

The AspirinWorks® diagnostic test kit targets a potential U.S. market of over 60 million individuals and a potential global market exceeding 200 million individuals.

Simpson said the new test kit, already CE marked and available in Europe, will be sold through Corgenix’ U.S. sales force and distributed through its established network of laboratories.

“Research has shown that up to 25 percent of individuals may be non-responsive to aspirin’s benefits, and are more than three times more likely to die from heart disease,” said Corgenix Clinical Affairs Director Gordon Ens. “This test can tell us if the aspirin fails to elicit an effect, thereby allowing physicians to individualize their patient’s therapy.”

Unlike other platelet aggregation tests, which require freshly drawn blood that must be evaluated within at least 4 hours, the AspirinWorks® test requires a urine sample that can easily be obtained in any doctor’s office. Ens believes that any doctor should be able to order the AspirinWorks® test now that FDA clearance has been received.

“This can not come at a better time considering the recent American Heart Association (AHA) guidelines that suggest that women should consider an aspirin regimen to reduce their potential risk of heart attack and stroke,” stated Ens.

The AspirinWorks® product was developed in conjunction with strategic partners, Creative Clinical Concepts (CCC), a Denver-based biotechnology company, and Cayman Chemical Company (Cayman), an Ann Arbor, Mich. manufacturer of biochemical research products.

Corgenix previously announced collaboration with McMaster University (McMaster), Hamilton, Ontario, for McMaster’s proprietary technology for aspirin therapy testing. The McMaster technology includes one U.S. issued patent as well as several patents pending in the United States, Canada and Europe. In addition to licensing the McMaster technology, Corgenix also has one U.S. patent pending on the AspirinWorks® product.

Physicians and clinics interested in ordering the test can call 1-800-729-5661 x180, or e-mail techsupport@corgenix.com.

About Corgenix Medical Corporation

Corgenix is a leader in the development and manufacturing of specialized diagnostic kits for immunology disorders, vascular diseases and bone and joint disorders. Corgenix diagnostic products are commercialized for use in clinical laboratories throughout the world. The company currently sells over 50 diagnostic products through a global distribution network and has significant experience advancing products through the FDA process. More information is available at www.corgenix.com.

Statements in this press release that are not strictly historical facts are “forward looking” statements (identified by the words “believe”, “estimate”, “project”, “expect” or similar expressions) within the meaning of the Private Securities Litigation Reform Act of 1995. These statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in the regulatory environment, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. The statements in this press release are made as of today, based upon information currently known to management, and the Company does not undertake any obligation to publicly update or revise any forward-looking statements.

Company Contact:

Corgenix Medical Corp.

William Critchfield, Senior VP and CFO

Phone: 303-453-8903

Email: wcritchfield@corgenix.com

Investor Contact:

The Investor Relations Group

Dian Griesel/ Erika Moran

Phone: 212-825-3210

Fax: 212-825-3229

Media Contact:

Dan Snyders
Vice President, Public Relations Supervisor
Armada Medical Marketing
Phone: 303-623-1190 x 230
Fax: 303-623-1191
dan@armadamedical.com